Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED JULY 12, 2013

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

 DATED JULY 1, 2013

This Supplement contains performance information for June 2013 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated July 1, 2013. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

 __________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update June 2013

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-3.28%	-1.02%	-9.30%	-10.03%	-5.83%	-6.80%
S&P 500 Total Return Index [2]	-1.34%	13.82%	20.60%	12.77%	18.45%	16.11%
S&P GSCI© Total Return Index [3]	0.23%	-5.39%	2.06%	-4.55%	4.74%	0.08%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In June, the Fed reaffirmed its desire to phase out its quantitative easing program as long as US economic data continues to improve. Markets interpreted this as the beginning of the end of an era of ultra-easy monetary policy. As a result, global equities and bonds sold off sharply. Ironically, the largest stock market declines were not in the US. Prospective tightening by the US Federal Reserve had a greater impact in Europe, where the economic recovery lags the US, and in Asia and emerging markets, where a slowdown in China also worried investors. Meanwhile, the Fed’s new stance caused gold prices to plummet to levels last seen in 2010, as the risk of inflation due to loose monetary conditions diminished.

The market moves in June were a continuation of the sharp and sudden trend reversals that began at the end of May. These price patterns are particularly difficult for trend-following systems to navigate. The Fund came into June with long exposure to global equities. Although these positions were reduced significantly over the month, the Fund nevertheless saw losses in this sector, particularly in Europe and Canada. In currencies, choppy price movements in the euro and British pound sterling against the US dollar were also a detriment to performance. Losses in bonds and interest rates were muted in June, despite the market sell-off, as the Fund had unwound most of its long positions relatively early in the month. By the end of the month, most of the Fund’s trading advisors had systematically moved to net short positions in fixed income instruments. On the positive side, the Fund was able to profit from the downward trend in precious metals, such as gold and silver, as well as in industrial metals, such as copper. Overall, the Fund finished the month with a loss.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | June 2013

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05%	0.89%	2.38%	-2.40%	-3.28%							-1.02%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update June 2013

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-3.16%	-0.25%	-7.88%	-8.59%	-4.32%	-4.03%
S&P 500 Total Return Index [2]	-1.34%	13.82%	20.60%	12.77%	18.45%	13.97%
S&P GSCI© Total Return Index [3]	0.23%	-5.39%	2.06%	-4.55%	4.74%	-3.31%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In June, the Fed reaffirmed its desire to phase out its quantitative easing program as long as US economic data continues to improve. Markets interpreted this as the beginning of the end of an era of ultra-easy monetary policy. As a result, global equities and bonds sold off sharply. Ironically, the largest stock market declines were not in the US. Prospective tightening by the US Federal Reserve had a greater impact in Europe, where the economic recovery lags the US, and in Asia and emerging markets, where a slowdown in China also worried investors. Meanwhile, the Fed’s new stance caused gold prices to plummet to levels last seen in 2010, as the risk of inflation due to loose monetary conditions diminished.

The market moves in June were a continuation of the sharp and sudden trend reversals that began at the end of May. These price patterns are particularly difficult for trend-following systems to navigate. The Fund came into June with long exposure to global equities. Although these positions were reduced significantly over the month, the Fund nevertheless saw losses in this sector, particularly in Europe and Canada. In currencies, choppy price movements in the euro and British pound sterling against the US dollar were also a detriment to performance. Losses in bonds and interest rates were muted in June, despite the market sell-off, as the Fund had unwound most of its long positions relatively early in the month. By the end of the month, most of the Fund’s trading advisors had systematically moved to net short positions in fixed income instruments. On the positive side, the Fund was able to profit from the downward trend in precious metals, such as gold and silver, as well as in industrial metals, such as copper. Overall, the Fund finished the month with a loss.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | June 2013

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%							-0.25%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update June 2013

Seneca Global Fund, L.P. C Units

Monthly Commentary	Performance

In June, the Fed reaffirmed its desire to phase out its quantitative easing program as long as US economic data continues to improve. Markets interpreted this as the beginning of the end of an era of ultra-easy monetary policy. As a result, global equities and bonds sold off sharply. Ironically, the largest stock market declines were not in the US. Prospective tightening by the US Federal Reserve had a greater impact in Europe, where the economic recovery lags the US, and in Asia and emerging markets, where a slowdown in China also worried investors. Meanwhile, the Fed’s new stance caused gold prices to plummet to levels last seen in 2010, as the risk of inflation due to loose monetary conditions diminished.

The market moves in June were a continuation of the sharp and sudden trend reversals that began at the end of May. These price patterns are particularly difficult for trend-following systems to navigate. The Fund came into June with long exposure to global equities. Although these positions were reduced significantly over the month, the Fund nevertheless saw losses in this sector, particularly in Europe and Canada. In currencies, choppy price movements in the euro and British pound sterling against the US dollar were also a detriment to performance. Losses in bonds and interest rates were muted in June, despite the market sell-off, as the Fund had unwound most of its long positions relatively early in the month. By the end of the month, most of the Fund’s trading advisors had systematically moved to net short positions in fixed income instruments. On the positive side, the Fund was able to profit from the downward trend in precious metals, such as gold and silver, as well as in industrial metals, such as copper. Overall, the Fund finished the month with a loss.

		Month	YTD
	Seneca Global Fund C Units[1]	-3.05%	0.43%
	S&P 500 Total Return Index[2]	-1.34%	13.82%
	S&P GSCI© Total Return Index[3]	0.23%	-5.39%

It is not possible to invest directly in an index.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | June 2013

Series C Performance Since Inception*

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%							0.43%

* Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update June 2013

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	-3.11%	0.06%	-7.32%	-8.06%	-3.75%	-0.75%
S&P 500 Total Return Index [2]	-1.34%	13.82%	20.60%	12.77%	18.45%	7.13%
S&P GSCI© Total Return Index [3]	0.23%	-5.39%	2.06%	-4.55%	4.74%	-12.06%

It is not possible to invest directly in an index.

Monthly Commentary	Trading Performance

In June, the Fed reaffirmed its desire to phase out its quantitative easing program as long as US economic data continues to improve. Markets interpreted this as the beginning of the end of an era of ultra-easy monetary policy. As a result, global equities and bonds sold off sharply. Ironically, the largest stock market declines were not in the US. Prospective tightening by the US Federal Reserve had a greater impact in Europe, where the economic recovery lags the US, and in Asia and emerging markets, where a slowdown in China also worried investors. Meanwhile, the Fed’s new stance caused gold prices to plummet to levels last seen in 2010, as the risk of inflation due to loose monetary conditions diminished.

The market moves in June were a continuation of the sharp and sudden trend reversals that began at the end of May. These price patterns are particularly difficult for trend-following systems to navigate. The Fund came into June with long exposure to global equities. Although these positions were reduced significantly over the month, the Fund nevertheless saw losses in this sector, particularly in Europe and Canada. In currencies, choppy price movements in the euro and British pound sterling against the US dollar were also a detriment to performance. Losses in bonds and interest rates were muted in June, despite the market sell-off, as the Fund had unwound most of its long positions relatively early in the month. By the end of the month, most of the Fund’s trading advisors had systematically moved to net short positions in fixed income instruments. On the positive side, the Fund was able to profit from the downward trend in precious metals, such as gold and silver, as well as in industrial metals, such as copper. Overall, the Fund finished the month with a loss.

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | June 2013

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%							0.06%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com